SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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STERLING BANCORP

(Name of Registrant as Specified in Its Charter)
STERLING BANCORP

(Name of Person(s) Filing Proxy Statement)
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                                     650 FIFTH AVENUE / NEW YORK,  N.Y. 10019-6108
LOUIS J. CAPPELLI
CHAIRMAN
& CHIEF EXECUTIVE OFFICER
April 10, 2006
Dear Shareholder:
Sterling’s Annual Meeting of Shareholders will be held on Tuesday, May 2, 2006, at 10:00 A.M., at The University Club, One West 54th Street, New York, New York 10019, for the election of directors, reapproval of the Key Executive Incentive Bonus Plan and transaction of any other business as may come before the meeting. You are invited to attend this Annual Meeting.
It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. You may vote your shares by using a toll free telephone number or on the Internet (see the instructions on the accompanying proxy card) or you may sign, date and mail the proxy card in the postage paid envelope provided.
Thank you for your continued interest and support.

Sincerely,

PROXY STATEMENT
1 - ELECTION OF DIRECTORS
PENSION PLAN TABLE

STERLING BANCORP
650 Fifth Avenue, New York, NY 10019-6108
NOTICE OF ANNUAL MEETING
MAY 2, 2006
      The Annual Meeting of Shareholders of Sterling Bancorp will be held on Tuesday, May 2, 2006, at 10:00 A.M., New York City time, at The University Club, One West 54th Street, New York, New York 10019, to consider and act upon the following matters:

1. Election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

2. Reapproval of the Sterling Bancorp Key Executive Incentive Bonus Plan, which was originally approved by the Company’s shareholders in 2001, the material terms of which are described in the accompanying Proxy Statement.

3. Such other matters as may properly come before the meeting or any adjournment thereof.
      The close of business on March 24, 2006 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting.
IMPORTANT
      We urge that you sign, date and send in the enclosed proxy at your earliest convenience, or to vote via the toll free telephone number or via the Internet as instructed on the proxy card, whether or not you expect to be present at the meeting. Sending in your proxy or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.
By Order of the Board of Directors

Dale C. Fredston
Corporate Secretary
April 10, 2006

STERLING BANCORP
650 Fifth Avenue
New York, N.Y. 10019-6108

PROXY STATEMENT

April 10, 2006
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp (the “Company”) with respect to the Annual Meeting of Shareholders of the Company to be held on May 2, 2006. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Corporate Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under “Election of Directors” and for approval of the Key Executive Incentive Bonus Plan, unless the shareholder directs otherwise, and will be voted on any other matters in accordance with the Board of Directors’ recommendations. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 10, 2006.
      The outstanding shares of the Company at the close of business on March 24, 2006 entitled to vote at the Annual Meeting consisted of 18,765,423 common shares, $1 par value (the “Common Shares”).
      The Common Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 24, 2006 are entitled to vote at the Annual Meeting.
1 – ELECTION OF DIRECTORS
      Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on May 2, 2006, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld by the shareholder, a properly executed and returned proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, and were elected at the 2005 Annual Meeting of Shareholders, except for Robert W. Lazar who was appointed at a regular meeting of the Board of Directors on August 18, 2005. There is no family relationship between any of the nominees or executive officers. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.
      Assuming the presence of a quorum, directors are elected by a plurality of the votes cast. Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have no effect on the election of directors.

      The information set forth below has been furnished by the nominees:

Name, Principal Occupation for Last Five Years,
Business Experience, Directorship of the Company
and of Sterling National Bank (the “Bank”),
a subsidiary of the Company, and Other Information

Robert Abrams
Member, Stroock & Stroock & Lavan LLP (since 1994); former Attorney General of the State of New York (1979-1993); former Bronx Borough President (1970-1978). Mr. Abrams is 67 and has been a director of the Company since 1999.

Joseph M. Adamko* Former Managing Director, Manufacturers Hanover Trust Co. (now J.P. Morgan Chase & Co.) (1983-1992). Mr. Adamko is 73 and has been a director of the Company since 1992.

Louis J. Cappelli*
Chairman of the Board and Chief Executive Officer of the Company (since 1992); Chairman of the Board of the Bank (since 1992). Mr. Cappelli is 75 and has been a director of the Company since 1971.

Walter Feldesman*
Senior Counsel, Brown Raysman Millstein Felder & Steiner LLP (since 2002); Senior Counsel, Baer Marks & Upham (1993-2001). Mr. Feldesman is 88 and has been a director of the Company since 1975.

Fernando Ferrer Former President, Drum Major Institute for Public Policy (2002-2004); former Bronx Borough President (1988-2002). Mr. Ferrer is 55 and has been a director of the Company since 2002.

Allan F. Hershfield
President, Resources for the 21st Century (since 1998); former President, Fashion Institute of Technology (1992-1997). Dr. Hershfield is 74 and has been a director of the Company since 1994.

Henry J. Humphreys
Counselor-Permanent Observer, Mission of the Sovereign Military Order of Malta to the United Nations (since 1998); former Chancellor and Chief Operating Officer, American Association of the Sovereign Military Order of Malta (1991-2000). Mr. Humphreys is 77 and has been a director of the Company since 1994.

Robert W. Lazar**
Executive-in-Residence, University of Albany School of Business; Retired President and Chief Executive Officer of New York Business Development Corporation (1987-2005); President and Chief Executive Officer of Empire State Certified Development Corporation (1987-2005); President and Chief Executive Officer of Statewide Zone Capital Corporation (1999-2005). Mr. Lazar is 62 and has been a director of the Company since 2005.

John C. Millman* President of the Company (since 1992); President and Chief Executive Officer of the Bank (since 1987). Mr. Millman is 63 and has been a director of the Company since 1988.

Eugene T. Rossides*
Retired Senior Partner, Rogers & Wells LLP (now Clifford Chance US LLP) (1973-1993); former Assistant Secretary, United States Treasury Department (1969-1973). Mr. Rossides is 78 and has been a director of the Company since 1989.

*	Member of the Executive Committee.

**	Appointed at a regular meeting of the Board of Directors of the Company held on August 18, 2005.
      Each nominee is currently a director of the Bank.
      Reference is made to “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners” on page 15 for information as to the nominees’ holdings of the Company’s equity securities.

Executive Compensation and Related Matters
      The following table sets forth information concerning the compensation for the Company’s last three completed fiscal years with respect to its chief executive officer and the four other most highly compensated executive officers of the Company who served as executive officers in fiscal year 2005 and (except as indicated below) served as such at December 31, 2005.
SUMMARY COMPENSATION TABLE

				Long Term
				Compensation
				(1)
		Annual
		Compensation		Securities	All Other
				Underlying	Compen-
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)(2)	sation($)(3)

Louis J. Cappelli	2005	719,798	725,000		50,457
Chairman of the Board and	2004	693,693	825,000		46,180
Chief Executive Officer,	2003	672,113	825,000		170,268
Sterling Bancorp Chairman of the Board, Sterling National Bank
John C. Millman	2005	445,600	310,000		11,854
President,	2004	429,497	350,000		10,086
Sterling Bancorp	2003	416,136	350,000		74,237
President and Chief Executive Officer, Sterling National Bank
John W. Tietjen	2005	232,000	73,800		3,112
Executive Vice President	2004	223,500	82,000		2,812
and Chief Financial Officer,	2003	215,000	82,000		21,144
Sterling Bancorp Executive Vice President Sterling National Bank
John A. Aloisio(4)	2005	235,000	69,300		3,982
Senior Vice President,	2004	235,000	77,000		3,571
Sterling Bancorp	2003	227,500	77,000		18,429
Executive Vice President, Sterling National Bank
Howard M. Applebaum	2005	220,000	90,000	10,500	479
Senior Vice President,	2004	195,000	100,000		470
Sterling Bancorp	2003	175,500	77,000		13,796
Executive Vice President, Sterling National Bank

(1)	Effective February 6, 2002, Messrs. Cappelli and Millman were granted 50,000 and 10,000 Common Shares, respectively, which Common Shares were subject to transfer restrictions and as to which dividends are payable. Such restrictions lapsed over the four-year period ended February 6, 2006. As of December 31, 2005, after adjustment to reflect share splits and share dividends, Messrs. Cappelli and Millman, respectively, owned 23,625 and 4,725 restricted Common Shares, valued at $466,125 and $93,224. No restricted share awards were made in 2003-2005.

(2)	As adjusted to reflect the five percent share dividend paid on December 12, 2005.

(3)	Represents for each executive, the term life insurance premiums paid by the Company on his behalf, and as to Mr. Cappelli, includes premiums paid by the Company for split-dollar life insurance policies insuring the joint lives of him and his spouse. This insuring of joint lives reduces the premiums paid for the coverage. Premiums paid by the Company will be refunded to the Company on termination of the split-dollar policies. The value of the benefits to Mr. Cappelli of the premiums paid by the Company on the split-dollar policies and included in the figure for 2005 was $48,509. This does not include any amount with respect to the split-dollar policies entered into in connection with Mr. Cappelli’s participation in the Company’s Mutual Benefit Exchange Program (see “Retirement Plans” below). As to Messrs. Millman, Tietjen, Aloisio and Applebaum, includes the value of benefits of the premiums paid by the Company on split-dollar policies insuring the life of each officer, in the amount of $11,686, $2,944, $3,814 and $311, respectively.

(4)	During 2005, Mr. Aloisio transferred from performing a policy-making function to managing certain specific projects and, accordingly, was not serving as “executive officer” (as defined in Securities and Exchange Commission rules) at December 31, 2005.
     Employment Contracts. The Company has agreements with Messrs. Cappelli and Millman which currently provide for employment terms extending until December 31, 2010 and December 31, 2008, respectively. In addition to providing an annual base salary, a discretionary annual bonus (as determined by the Compensation Committee of the Board of Directors) and allowing participation in the health and benefit plans available to other executives of the Company, these agreements contain severance provisions and change of control provisions. Upon termination due to death or disability, the executive is entitled to his monthly base salary for 6 months following the date of termination in the case of death, and 50% of his base salary for 6 months in the case of termination due to disability. If the executive is terminated by the Company without cause or resigns for good reason, he is entitled to (i) receive severance payments equal to his base salary through the end of his employment term described above or for a period of 36 months, whichever is longer, (the “Severance Period”), to be paid in accordance with the Company’s regular payroll practices, (ii) a prorated bonus for the year of termination, (iii) the continuation of health and similar benefits during the Severance Period, and (iv) the full amount due under any profit-sharing or similar plan calculated as if the executive was terminated on the last day of the calendar year. If the executive is terminated without cause or resigns for good reason within two years following a change of control, or resigns for any reason within 13 months following a change of control, he is entitled to, among other things, a cash payment in an amount equal to the severance payments described in clauses (i), (ii) and (iv) of the preceding sentence, the continuation of benefits described in clause (iii) of the preceding sentence and a cash payment equal to three times the executive’s “Bonus Amount” (which is equal to the highest annual bonus earned by the executive during the three fiscal years preceding the date of termination). These agreements were entered into upon the recommendation of the Board’s Compensation Committee in 1993, and approved by the Board of Directors, were amended and restated in 2002 and were further amended (solely to extend the term by one additional year) in February 2003, February 2004, March 2005 and March 2006.
      The Company also has change of control agreements with other officers, including Messrs. Tietjen, Aloisio and Applebaum, providing for severance payments equal to two times the annual compensation of the officer, a pro-rata bonus for the year in which the termination occurred, and continuation of health and similar benefits for the applicable period if the officer is terminated by the Company without cause or by the executive for good reason within two years following a change of control.
      The employment agreements and the change of control agreements provide for cash payments in amounts necessary to ensure that the payments made thereunder are not subject to reduction due to the imposition of excise taxes payable under Internal Revenue Code Section 4999.
      Retirement Plans. The Sterling Bancorp/ Sterling National Bank Employees’ Retirement Plan (the “Pension Plan”) is a defined benefit plan which covers eligible employees of Sterling Bancorp and Sterling National Bank and certain of its subsidiaries. (The Pension Plan gives credit for credited service under terminated predecessor plans but provides, in substance, for a participant’s vested benefits under such plans to be offset against the benefits to be provided to the participant under the Pension Plan. Accordingly, the retirement benefits for a continuing employee can be determined simply by reference to the provisions of the Pension Plan.)
      An employee becomes eligible for participation in the Pension Plan upon the attainment of age 21 and the completion of one year of service. All contributions required by the Pension Plan are made by the employers and no employee contributions are required or permitted.
      The Internal Revenue Code imposes limitations on the retirement benefits payable to more highly compensated employees. The Company has a Supplemental Executive Retirement Plan for designated employees (the “Supplemental Plan”), which provides for supplemental retirement payments to such persons in amounts equal to the difference between retirement benefits such persons actually receive under the Pension Plan and the amount that would have been received if such Internal Revenue Code limitations were not in effect.

      The following table sets forth the estimated annual retirement benefits under the Pension Plan and the Supplemental Plan, on a life annuity and guaranteed ten-year certain basis, payable to persons in specified remuneration and years of service classifications, not subject to any offset amount.
PENSION PLAN TABLE

Highest
Consecutive
Five Year
Average	Estimated Annual Retirement Benefit at Age 65 for
Compensation	Representative Years of Credited Service
in Last
10 Years	10	15	20	25	30	35	40	45	50

$100,000	$14,760	$22,140	$29,520	$36,900	$44,280	$51,660	$59,040	$66,420	$73,800
200,000	29,760	44,640	59,520	74,400	89,280	104,160	119,040	133,920	148,800
300,000	44,760	67,140	89,520	111,900	134,280	156,660	179,040	201,420	223,800
400,000	59,760	89,640	119,520	149,400	179,280	209,160	239,040	268,920	298,800
500,000	74,760	112,140	149,520	186,900	224,280	261,660	299,040	336,420	373,800
600,000	89,760	134,640	179,520	224,400	269,280	314,160	359,040	403,920	448,800
700,000	104,760	157,140	209,520	261,900	314,280	366,660	419,040	471,420	523,800
800,000	119,760	179,640	239,520	299,400	359,280	419,160	479,040	538,920	598,800
900,000	134,760	202,140	269,520	336,900	404,280	471,660	539,040	606,420	673,800
1,000,000	149,760	224,640	299,520	374,400	449,280	524,160	599,040	673,920	748,800
1,100,000	164,760	247,140	329,520	411,900	494,280	576,660	659,040	741,420	823,800
      Annual benefits are calculated on the highest consecutive five-year average compensation during the ten years preceding retirement as provided in the Pension Plan.
      The pensions computed under the Pension Plan are equal to the sum of:

(1) 1.2% of the average compensation up to $8,000, multiplied by the number of years of credited service, plus

(2) 1.5% of the average compensation in excess of $8,000, multiplied by the number of years of credited service.
      Average compensation under the Pension Plan includes salary compensation but not other types of compensation; bonus compensation for designated senior management executives is included in average compensation under the Supplemental Plan as currently in effect.
      The current number of years of service credited to Messrs. Cappelli, Millman, Tietjen, Aloisio and Applebaum are 54, 28, 16, 14 and 14, respectively.
      The annual benefits shown in the above table are payable at age 65 and are based on average compensation and credited service at age 65. Participants that remain employed beyond age 65 are credited with accruals for years of service after such age. Such participants may elect to receive benefits as early as age 65 while working. Absent this election, the accrued benefit at age 65 (along with any accruals earned subsequent) are actuarially adjusted to reflect the delayed receipt of the benefit. Annual benefits are subject to deduction for Social Security or other offset amounts paid to the participant.
      In 2000 and 2004, Mr. Cappelli elected to participate in the Company’s Mutual Benefit Exchange Program (the “Program”), pursuant to which he relinquished his right to receive an annual retirement benefit at his then age (69 years, 6 months, and 73 years, 1 month, respectively) of $236,516 and $363,876, respectively, under the Supplemental Plan (these amounts represent a portion of his then accrued benefit under the defined benefit portion of the Supplemental Plan) in exchange for the Company’s payment of premiums under additional split-dollar life insurance policies. Pursuant to calculations prepared for the Company by actuaries, the present value of the costs of these policies to the Company is not expected to exceed the present value of the Supplemental Plan benefits relinquished by Mr. Cappelli under the Program.

Options
      During the fiscal year ended December 31, 2005, options were granted to one executive officer named in the Summary Compensation Table as set forth below:
Option Grants in Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of
					Stock Price Appreciation for
Individual Grants					Option Term

		% of Total
		Options
	Number of	Granted to
	Shares	Employees	Exercise
	Underlying	in Fiscal	Price	Expiration
Name	Options Granted	Year 2005	($/share)	Date	5%	10%

Howard M. Applebaum	10,500*	10.1%	$26.94*	3/22/11	$62,055	$173,040
*As adjusted to reflect the five percent share dividend paid on December 12, 2005.
     When granted on March 22, 2005, the above options were to become exercisable as to 10% on March 22, 2006, 15% on March 22, 2007, 25% on March 22, 2008 and the remaining 50% on March 22, 2009. On December 15, 2005, the Compensation Committee and the Board of Directors approved the accelerated vesting and exercisability of all unvested and unexercisable stock options held by certain officers, including Mr. Applebaum. As a result, the above options became fully vested and immediately exercisable on December 19, 2005. The number of shares and exercise price of the options did not change as a result of such acceleration. Any shares received by Mr. Applebaum upon exercise of an accelerated option before the earliest date on which, without giving effect to such acceleration, such option would nonetheless have been vested and exercisable in respect of such shares (assuming he remained an employee) will be subject to transfer restrictions until the earlier of such earliest date or his death.
      The following table sets forth information as to options held at December 31, 2005 by each of the executive officers named in the Summary Compensation Table.
      In order to permit option holders to retain their potential proportionate interest in the Company following the five percent share dividend paid on December 12, 2005, the number of Common Shares underlying options previously granted under the Company’s Share Incentive Plan was increased by five percent and the exercise price of all such options was decreased by 4.8 percent. This adjustment was required to ensure that the value of the options was neither increased nor decreased on account of the share dividend.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Common
			Shares Underlying
			Unexercised Options		Value of Unexercised Options

	Shares Acquired	Value		Non-		Non-
Name	on Exercise	Realized($)	Exercisable	Exercisable	Exercisable($)	Exercisable($)

Louis J. Cappelli	—	—	734,732	—	7,583,569	—
John C. Millman	—	—	238,306	18,616	2,259,852	98,646
John W. Tietjen	—	—	111,326	54,952	1,042,339	569,514
John A. Aloisio	21,548	287,651	84,812	53,586	783,857	543,657
Howard M. Applebaum	—	—	70,556	—	571,049	—
Board Compensation Report on Executive Compensation
      The Compensation Committee’s policies applicable to the executive officers are described in the following report.
COMPENSATION COMMITTEE REPORT
      The Compensation Committee is comprised of three independent directors and operates pursuant to a written Charter that is available on the Company’s website at http://www.sterlingbancorp.com/lr/governance.cfm. During the 2005 fiscal year, the Compensation Committee held four meetings. The function of the Compensation Committee is (i) to evaluate the performance and determine the compensation of the Company’s Chief Executive Officer and President, (ii) to make recommendations to the Board of Directors with respect to the Company’s compensation philosophy and programs and (iii) to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission.
      In accordance with the Compensation Committee’s Charter, in determining the long-term incentive component of the compensation of the Chief Executive Officer and the President, the Compensation Committee considers the Company’s performance and relative shareholder return, the value of similar incentives to chief executive officers and presidents at comparable companies, and the awards given to the Chief Executive Officer and the President in past years.
      The continuing policy of the Company, originally adopted by the Board of Directors in 1993 on the recommendation of our Committee, and subsequently reaffirmed by the new Compensation Committee upon regular review (including during the 2005 fiscal year), is:
      “Company policy should be to make a meaningful part of the compensation of executive officers be based on performance. While the relative importance of performance measures may vary from year to year in line with corporate business plans and the Committee’s judgment, the measures would include, amongst other criteria, earnings, return on assets, return on equity, loan and deposit growth.”
      With respect to the Company’s Chairman/Chief Executive Officer and President, their employment agreements, as approved by the Compensation Committee, provide for annual performance bonuses to be based on performance measures and other criteria set by the Compensation Committee. In establishing these performance measures and other criteria used to determine annual bonuses, the Compensation Committee takes into account the broad criteria described above as set forth in the Compensation Committee’s Charter. Such quantitative factors include growth of consolidated earnings, return on assets and return on equity, growth of loans, and growth of deposits and customer repurchase agreements. In evaluating these factors, performance should represent meaningful growth over the appropriate base period.
      In June 2005, the Compensation Committee reviewed the performance of the Chairman/Chief Executive Officer and the President pursuant to the Company’s Key Executive Incentive Bonus Plan and awarded the cash bonuses set forth for the year 2004 in the Summary Compensation Table in this proxy statement.
      The Compensation Committee has reviewed the performance of the Company, the Chairman/Chief Executive Officer and the President for the year ended December 31, 2005 in light of the performance goals established by the Compensation Committee for 2005 pursuant to the Company’s Key Executive Incentive Bonus Plan. In connection with its evaluation of the performance of the Chairman/Chief Executive Officer and the President, the Compensation Committee requested, received and considered a report from an independent consultant regarding the Company’s performance relative to the performance of peer companies. Based on 2005 performance, total cash bonus amounts of $725,000 and $310,000, respectively, were determined for Messrs. Cappelli and Millman for the year 2005 pursuant to the criteria implemented under the Company’s Key Executive Incentive Bonus Plan.
      After evaluating the significant contributions made by Messrs. Cappelli and Millman and the demanding responsibilities undertaken by them, the Compensation Committee determined that the terms of their employment agreements be extended to December 31, 2010 and December 31, 2008, respectively.
      The Compensation Committee currently intends for compensation paid to the Company’s executive officers to be tax deductible to the Company without regard to Section 162(m) of the Internal Revenue Code. Section 162(m) generally provides that annual compensation paid to the Chief Executive Officer and the next four highly paid executive officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes, unless the compensation is objective and performance-based, is established by an independent committee of Directors, the plan or agreement providing for compensation has been approved in advance by the shareholders and the appropriate committee evaluates the attainment of the performance goals. The Company’s Key Executive Incentive Bonus Plan was originally approved by the shareholders at their annual meeting in 2001. Income tax regulations require that the material terms of the performance goals under the plan be disclosed to and reapproved by shareholders no later than the first shareholders meeting held in 2006. The Compensation Committee believes that tax deductibility is an important consideration in determining compensation for our senior executive officers. Accordingly, the Compensation Committee recommends submission of the plan to the Company’s shareholders for reapproval, and it is being so submitted in this proxy statement. However, the Compensation Committee retains the flexibility to pay compensation to senior executive officers based on other considerations if we believe that doing so is in the best interests of shareholders.
Dated: March 15, 2006

Walter Feldesman, Chair	Henry J. Humphreys	Allan F. Hershfield
Compensation Committee Interlocks and Insider Participation
      None of the current members of the Compensation Committee, Messrs. Feldesman, Humphreys and Hershfield, is, or has been, an officer or employee of the Company, and each has been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. See “Corporate Governance Practices — Director Independence.”

Performance Graph
      The following graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company’s Common Shares compared to the cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”), and the Keefe, Bruyette & Woods 50 Index (the “KBW 50 Index”). The share price performance shown on the graph below is not necessarily indicative of future performance.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
Among Sterling Bancorp, The S&P 500 Index
and The KBW 50 Index

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

STERLING BANCORP	100.00	150.59	167.00	232.59	284.39	215.99
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
KBW 50 BANK	100.00	95.88	89.12	119.46	131.46	133.00

*	$100 invested on 12/31/00 in Stock or Index. Including reinvestment of dividends. Fiscal year ending December 31.

Meetings and Attendance of Directors; Certain Committees; Corporate Governance Practices; Fees
      During the year ended December 31, 2005, the Board of Directors of the Company held five regularly scheduled meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he was required to attend.
      The Company has standing Audit, Compensation and Corporate Governance and Nominating Committees, as well as an Executive Committee and an administrative Retirement Committee.
      Audit Committee. The members of the audit committee (the “Audit Committee”) are Messrs. Adamko (chair), Feldesman, Humphreys and Rossides. The Audit Committee held six meetings during the year ended December 31, 2005. In carrying out its responsibilities, the Audit Committee engaged independent accountants, established hiring policies for former employees of the independent accountants and established certain complaint procedures for both employees and shareholders. The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in the applicable New York Stock Exchange (the “NYSE”) listing standards and regulations of the Securities and Exchange Commission (the “SEC”) and all members are financially literate as required by the applicable NYSE listing standards. In addition, the Board has determined that at least one member of the Audit Committee has the financial expertise required by the applicable NYSE listing standards and is an “Audit Committee Financial Expert” as defined by applicable standards of the SEC. The Board has designated the Audit Committee chairman, Mr. Adamko, as an Audit Committee Financial Expert.
      Compensation Committee. The members of the compensation committee (the “Compensation Committee”) are Messrs. Feldesman (chair), Humphreys and Hershfield. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined by the applicable NYSE listing standards. The Compensation Committee reports to the Board on issues concerning executive officer compensation, including the relationship between compensation and performance and the measures of performance to be considered, and concerning the compensation and other key terms of employment agreements. (See “Compensation Committee Report” beginning on page 6 of this Proxy Statement.) The Compensation Committee held four meetings during the year ended December 31, 2005.
      Corporate Governance and Nominating Committee. The members of the corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) are Messrs. Rossides (chair), Humphreys and Hershfield. The Board has determined that all of the members of the Corporate Governance and Nominating Committee are “independent” as the term is defined by the applicable NYSE listing standards. The Corporate Governance and Nominating Committee evaluates the following criteria, as set forth in the Company’s Corporate Governance Guidelines, in making recommendations to the Board of Directors for director nominees:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background experience and other demographics.
      The Committee will evaluate, using the above mentioned criteria, nominees for director submitted by shareholders pursuant to the procedure outlined under “2007 Annual Meeting” on page 19 of this proxy statement.
      The Corporate Governance and Nominating Committee held three meetings during the year ended December 31, 2005.

      Retirement Committee. The members of the retirement committee (the “Retirement Committee”) are Messrs. Cappelli (chair), Millman, Tietjen, and Humphreys and Ms. Jessica Perez, Vice President, Senior Human Resources Officer.
      The Retirement Committee is an administrative committee that meets periodically to review applications submitted by plan members for distributions under the Company’s Retirement Plan. The Retirement Committee held three meetings during the year ended December 31, 2005.
      Executive Committee. The members of the executive committee (the “Executive Committee”) are Messrs. Cappelli (chair), Millman, Adamko, Feldesman and Rossides. The Executive Committee has the authority to act on most matters that the full Board of Directors could have acted on during intervals between Board meetings. During the year ended December 31, 2005, the Executive Committee held two meetings.
      All of the Directors on the slate were in attendance at the 2005 Meeting of Shareholders, with the exception of Mr. Rossides and Mr. Lazar who was appointed at a regular meeting of the Board of Directors on August 18, 2005. There is no corporate policy concerning Board Members’ attendance at Annual Shareholder Meetings.
Corporate Governance Practices
      The Board of Directors has long been committed to sound and effective corporate governance practices.
      The Company’s management has closely reviewed, internally and with the Board of Directors, the provisions of the Sarbanes-Oxley Act of 2002, the related SEC rules and the NYSE corporate governance listing standards regarding corporate governance policies and procedures. As a result of this review process, the Board of Directors determined that it was not necessary to modify the Audit Committee charter (which was last amended in March 2005 and attached to last year’s proxy statement) nor to modify the charters of the Compensation Committee and the Corporate Governance and Nominating Committee (which were adopted in 2003). The Board continues to monitor guidance from the SEC, the NYSE and other relevant agencies regarding corporate governance procedures and policies and will continue to assess these charters to ensure full compliance with the applicable requirements.
      Director Independence. A majority of the members of the Board have historically been independent and key committees are comprised solely of independent directors in accordance with applicable SEC and NYSE rule requirements. The Board has determined that a majority of the current directors are “independent” as that term is defined by applicable SEC and NYSE rules. These independent directors are:
Robert Abrams
Joseph M. Adamko
Walter Feldesman
Fernando Ferrer
Allan F. Hershfield
Henry J. Humphreys
Robert W. Lazar
Eugene T. Rossides
      Code of Ethics. In November 2003, the Board adopted a Code of Ethics for the Company’s Board of Directors, officers and employees in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. All directors, officers and employees of the Company are expected to be familiar with the Code of Ethics and to adhere to its principles and procedures.
      Corporate Governance Guidelines. The Board adopted a comprehensive set of Corporate Governance Guidelines on November 21, 2003. These guidelines address a number of important governance issues including director independence, criteria for Board membership, dealings of the Board in executive session, expectations regarding attendance and participation in meetings, authority of the Board and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive

Officer and annual Board evaluation. The non-management directors designate the director who will preside at the executive sessions.
      Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors. The Board has adopted procedures for the Company’s shareholders and other interested parties to communicate regarding (i) accounting, internal accounting controls or auditing matters to the Board’s Audit Committee and (ii) other matters to the non-management directors of the Board entitled “Method for Interested Persons to Communicate with Non-management Directors and Audit Committee Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters.” Communications should be made, pursuant to such procedures, to the Company’s Director of Human Resources at 145 East 40th Street, New York, New York 10016, or by e-mail to HRdir.corpgov@sterlingbancorp.com. The Company also adopted a separate procedure for employees to confidentially communicate concerns regarding questionable accounting and auditing matters on an anonymous basis.
      Copies of the Company’s current corporate governance documents, including the Company’s Corporate Governance Guidelines, Code of Ethics, Method for Interested Persons to Communicate with Non-management Directors, as well as the current charters of the Audit, Corporate Governance and Nominating and Compensation Committees, are available on the Investor Relations section of the Company’s website at www.sterlingbancorp.com/ir/investor.cfm. Requests by shareholders for printed versions of these documents should be made to the attention of the Corporate Secretary of the Company.
Director Fees and Options
      Directors who are not salaried officers receive fees for attending Board and committee meetings. Each eligible director receives $1,325 for each Board meeting attended, $800 for each committee meeting attended, and a $500 supplemental payment in December of each year. Directors are paid $400 for attendance via telephone, rather than in person. Expenses of directors incurred in traveling to Board and committee meetings are reimbursed by the Company. The chair of the Audit Committee receives an annual stipend of $2,500 for services, payable quarterly, and the chairs of the Compensation Committee and Corporate Governance and Nominating Committee also receive an annual stipend of $1,000 for services, payable quarterly.
      Pursuant to the adoption of an automatic grant of options in 2002, non-employee directors are granted options for 4,753 Common Shares (after adjustment for share splits and share dividends) on the last day a trade is reported in June, for each of the years 2003 through 2006. The options are nonqualified share options exercisable in four equal installments, commencing on the first anniversary of the date of grant and expiring on the fifth anniversary of such date; provided, however, that they become immediately exercisable in the event of a change in control of the Company. The exercise price is equal to 100% of the fair market value of the Common Shares on the date of grant. Upon termination of the services of a director who is not also a salaried officer, all options then exercisable may be exercised for a period of three months, except that if termination is by reason of death, the legal representative of such deceased director has six months to exercise all options regardless of whether the decedent could have exercised them.
      On December 15, 2005, the Compensation Committee and the Board of Directors approved the accelerated vesting and exercisability of all unvested and unexercisable stock options held by non-employee directors on December 19, 2005. As a result, 146,213 options held by non-employee directors became fully vested and immediately exercisable on December 19, 2005. The number of shares and exercise prices of the options did not change. Any shares received by an optionee upon exercise of an accelerated option before the earliest date on which, without giving effect to such acceleration, such option would nonetheless have been vested and exercisable in respect of such shares (assuming the optionee remained a member of the Board of Directors) will be subject to transfer restrictions until the earlier of such earliest date or the optionee’s death.

Audit Fees
      The following shows information about fees billed to the Company by KPMG LLP (“KPMG”).

			Percentage of 2005
			Services Approved
	2005		by Audit Committee	2004

	($ in thousands)			($ in thousands)
Audit fees	1,084	(a)	100	1,614
Audit-related fees(b)	61		100	47
Tax fees(c)	188		100	180

      (a) Audit fees for 2005 constitute fees for an “integrated audit” comprising audits of the Company’s financial statements and its internal control over financial reporting. The Audit Committee has approved all services comprising the integrated audit. The audit fees for 2005 shown above have been approved by the Audit Committee and have been or are expected to be billed by KPMG.
      (b) Audit-related fees are fees in respect of attest services not required by statute or regulation, due diligence and employee benefit plan audits.
      (c) Tax fees are fees in respect of tax return preparation, consultation on tax matters, tax advice relating to transactions and other tax planning and advice.
      The Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with maintaining the auditor’s independence.
      KPMG has been selected as the Company’s auditors for fiscal year 2006. Representatives of KPMG are expected to be present at the 2006 Annual Meeting of Shareholders, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.
Pre-Approval of Audit and Non-Audit Services
      In accordance with the Company’s Audit Committee charter, the Audit Committee pre-approves all audit and non-audit services before the independent auditors are engaged by the Company to render such services.
AUDIT COMMITTEE REPORT
      The Committee operates pursuant to a Charter that was originally adopted by the Board on May 18, 2000, as amended on November 15, 2001, and further amended and restated on November 21, 2003 and again on March 15, 2005. The Charter is available on the Company’s website at www.sterlingbancorp.com/ir/AuditCommitteeCharter.pdf. The role of the Audit Committee, as set forth in its Charter, is to assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the independent auditors and the Company’s internal audit function; and to prepare this report. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of The New York Stock Exchange and the Federal securities laws and the rules and regulations promulgated thereunder. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the effectiveness of internal control over financial reporting. Management is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing management’s assessment of the effectiveness of internal control over financial reporting in accordance with PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

      In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the PCAOB and currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB and currently in effect, and has discussed with the independent auditors the auditors’ independence from the Company and its management in accordance with the applicable rules and regulations of the SEC and PCAOB implementing the auditor independence requirements prescribed by the Sarbanes-Oxley Act of 2002. Any non-audit services performed by the independent auditors have been specifically pre-approved by the Audit Committee.
      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by the Company for accounting, financial management, internal control or to set auditor independence standards. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate (i) accounting and financial reporting principles and policies designed to assure compliance with accounting standards and applicable standards and applicable laws and regulations or (ii) internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”
      The Committee met six times during the fiscal year 2005. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.
      Based upon the reports and discussion described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee is recommending to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS
Dated: March 15, 2006

Joseph M. Adamko, Chair	Walter Feldesman	Henry J. Humphreys	Eugene T. Rossides
Transactions with the Company and Other Matters
      From time to time, officers and directors of the Company and their family members or associates have purchased, or may purchase, short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank and its mortgage subsidiary also make loans from time to time to related interests of directors and executive officers. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Security Ownership of Directors and Executive Officers and Certain Beneficial Owners
      The following table sets forth, as of March 24, 2006, holdings of the Company’s Common Shares by each present director and each of the executive officers named in the Summary Compensation Table on page 3 and by all directors and executive officers as a group. The Common Shares are traded on The New York Stock Exchange and the closing price on March 24, 2006 was $19.86 per share.

	Number and
	Nature of
	Common Shares
	Beneficially	% of Outstanding
Name	Owned(1)(2)	Common Shares

Robert Abrams	70,851	0.38
Joseph M. Adamko	70,598	0.38
Louis J. Cappelli	1,354,935	6.95
Walter Feldesman	71,780	0.38
Fernando Ferrer	23,478	0.12
Allan F. Hershfield	68,344	0.36
Henry J. Humphreys	63,836	0.34
Robert W. Lazar	1,050	0.01
John C. Millman	587,034	3.09
Eugene T. Rossides	66,179	0.35
John W. Tietjen	161,651	0.86
John A. Aloisio	148,764	0.79
Howard M. Applebaum	93,004	0.49
All directors and executive officers as a group (13 in group)	2,781,504	13.70

      (1) For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any Common Shares that such person or group has the right to acquire within 60 days after March 24, 2006. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after March 24, 2006 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. For information regarding the accelerated vesting and exercisability of options held by one executive officer and all non-employee directors, see “Options” on page 6 and “Director Fees and Options” on page 12.
      (2) Each director and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Millman, Tietjen and Aloisio, shares shown as owned include, respectively, 12,376, 236 and 7 Common Shares held in profit sharing plans as to which they have power to direct the vote. The shares shown as owned include as to Messrs. Adamko, Feldesman and Hershfield, 51,673 Common Shares each; as to Messrs. Abrams and Rossides, 37,497 Common Shares each; as to Mr. Humphreys, 47,100 Common Shares; as to Mr. Ferrer, 23,321 Common Shares; as to Messrs. Cappelli, Millman, Tietjen, Aloisio and Applebaum and all directors and executive officers as a group, respectively, 734,732, 238,306, 111,326, 84,812, 70,556 and 1,540,166 Common Shares covered by outstanding share options exercisable within 60 days.
      In addition, the shares shown as owned by Mr. Adamko include 2,832 Common Shares owned by his wife, the shares shown as owned by Mr. Cappelli include 711 Common Shares owned by his wife, and the shares shown as owned by Mr. Millman include 291 Common Shares owned by his wife and 1,197  Common Shares owned by his wife’s Individual Retirement Account, beneficial ownership of which each of them disclaims.

      The following table sets forth the persons or groups known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares based upon information provided by them to the Company as of March 24, 2006.

	Number and
	Nature of
	Common Shares		Approximate
	Beneficially		Percentage of
Name and Address	Owned(1)		Class

FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson, Fidelity Management & Research Company	1,889,991	(2)	9.86
82 Devonshire Street Boston, Massachusetts 02109

Louis J. Cappelli	1,354,935	(3)	6.95
650 Fifth Avenue New York, New York 10019

      (1) See Footnote 1, page 15, for definition of “beneficial ownership.”
      (2) The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson. According to said schedule, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 1,889,991 of the Common Shares set forth in the above table as a result of acting as investment adviser to various investment companies (“Fidelity Funds”). Fidelity states that one Fidelity Fund, Fidelity Low Priced Stock Fund, owns 1,889,991 of the Common Shares owned by Fidelity. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp. (through its control of Fidelity) and the Fidelity Funds each has sole dispositive power with respect to 1,889,991 Common Shares, but do not have the sole power to vote or direct the voting of the Common Shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees. Through their ownership of voting common shares of FMR Corp. and the execution of a shareholders’ voting agreement with respect to FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, and other members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp.
      (3) See Footnote 2, page 15, for number and nature of the ownership of the Common Shares.
      Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company’s voting securities.
Section 16(a) Beneficial Ownership Reporting Compliance
      Based solely on the review of the Forms 3, 4 and 5 furnished to the Company and certain representations made to the Company, the Company believes that there were no filing deficiencies under Section 16(a) of the Securities Exchange Act of 1934 by its directors, executive officers and 10 percent holders.

2 —	APPROVAL OF THE STERLING BANCORP KEY EXECUTIVE INCENTIVE BONUS PLAN
GENERAL
      In 2001 the Board of Directors of the Company adopted, and shareholders at the 2001 annual meeting approved, the material terms of the Sterling Bancorp Key Executive Incentive Bonus Plan (the “Bonus Plan”). The purpose of the Bonus Plan is to ensure that bonus payments made to certain key executive employees of the Company will be tax deductible to the Company under the Internal Revenue Code (the “Code”).
      The Bonus Plan is designed to provide incentive compensation for designated officers and/or key executives of the Company that is directly related to the performance of the Company and of such employees.

Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to their chief executive officer, or any of their other four most highly compensated executive officers, (“Named Executive Officers”) unless such payments are “performance-based” in accordance with the conditions specified under Section 162(m) and the related Treasury Regulations. One of those conditions requires the Company to obtain shareholder approval of the material terms of the performance goals set by a committee of outside directors. In addition, if such committee has the authority to change the targets under a performance goal after shareholder approval of the goal, the material terms of the performance goals must be disclosed and re-approved by shareholders no later than five years after such shareholder approval was first obtained. Under the terms of the Bonus Plan, the Compensation Committee has the authority to establish performance goals each year based on certain objective performance criteria set forth in the Bonus Plan. For this reason, the Board of Directors is recommending that the shareholders reapprove the material terms of the Bonus Plan as described below, which are the same terms that were approved by the shareholders in 2001. Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to continue to pay “performance-based” compensation to Named Executive Officers of the Company and to obtain federal income tax deductions for such payments, without regard to the limitations of Section 162(m) of the Code. If this proposal is not approved by the shareholders, no further bonus awards will be payable to any Named Executive Officer pursuant to the Bonus Plan. The Compensation Committee, however, reserves the right to pay discretionary bonuses to Named Executive Officers that are not deductible under Section 162(m) of the Code.
Summary of the Bonus Plan
      The following description of the Bonus Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is attached as Annex A to this proxy statement.
Administration
      The Bonus Plan is administered by a committee (the “Committee”) that is selected by the Board of Directors of the Company (the “Board”) and is composed of two or more members of the Board, each of whom is required to be an “outside director” (within the meaning of Section 162(m)). The Board has designated the Compensation Committee of the Board to act as the Committee. The Committee has all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Bonus Plan, including authority to determine the eligibility for participation, establish the maximum award which may be earned by each participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each participant, calculate and determine each participant’s level of attainment of such goals, and calculate the bonus award for each participant based upon such level of attainment. Except as otherwise specifically limited in the Bonus Plan, the Committee has full power and authority to construe, interpret and administer the Bonus Plan.
      Effective Date: The Bonus Plan became effective as of March 8, 2001.
Eligibility
      The Bonus Plan provides that the Committee shall designate for each “Performance Period” (which is the period during which the performance is measured to determine the level of an award) which executive officers and key employees of the Company and its subsidiaries, if any, will be eligible for awards. The Performance Period is the fiscal year of the Company, which is currently the calendar year.
Bonus Awards and Performance Goals
      The Committee will establish for each Performance Period a maximum award (and, if the Committee so determines, a target and/or threshold award) and goals relating to the Company, subsidiary, divisional, departmental and/or functional performance for each participant (the “Performance Goals”) within the time frame permitted under Section 162(m) of the Code (the first 90 days of the Company’s fiscal year) and communicate such Performance Goals to each participant. Participants will earn bonus awards based only upon the attainment of the applicable Performance Goals during the applicable Performance Period.
      The Performance Goals for Named Executive Officers will be based on attainment of specific levels of performance of the Company (or of a subsidiary, division, department or function thereof) with reference to one or more of the following criteria:
      (i) average total loans;
      (ii) average deposits and customer repurchase agreements;
      (iii) net income;
      (iv) return on average assets; or
      (v) return on average equity.
      As soon as practicable following the end of the applicable Performance Period, the Committee will certify the attainment of the Performance Goals and will calculate the bonus award, if any, payable to each participant. Bonus awards will be paid in a lump sum cash payment as soon as practicable following the determination of the amount thereof by the Committee. The Committee retains the right to reduce any bonus award, in its discretion.
      If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render the performance criteria to be unsuitable, the Compensation Committee may modify such performance criteria or the related minimum acceptable level of achievement, as the Compensation Committee deems appropriate or equitable. However, no such modification shall be made if the effect would be to cause a bonus award to fail to qualify as “performance-based” compensation under Section 162(m) of the Code.
      The maximum amount payable to any single participant who is a Named Executive Officer in respect of a bonus award which is intended to qualify for the “performance-based” compensation exception to Section 162(m) of the Code is $2.0 million.
Amendment to Plan
      The Committee may amend, suspend or terminate the Bonus Plan, at any time, provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending bonus awards that are intended to qualify for the performance-based compensation exception to Section 162(m) of the Code to cease to qualify for such exception.
New Plan Benefits
      Each of the Named Executive Officers as well as other designated officers or key employees are eligible to receive a bonus award under the Bonus Plan for 2006. However, because the bonus awards under the Bonus Plan are based on satisfaction of certain performance goals established by the Compensation Committee for each plan year, it cannot be determined at this time what amounts, if any, will be received by any participants with respect to fiscal year 2006.
Required Vote
      The Treasury Regulations promulgated under Section 162(m) of the Code require the affirmative vote of a majority of the votes cast on the issue at the Meeting to approve the Bonus Plan.
      The Board of Directors recommends a vote FOR approval of the Sterling Bancorp Key Executive Incentive Bonus Plan, and it is intended that proxies not marked to the contrary will be so voted.

GENERAL
2007 Annual Meeting
      Any shareholder who may desire to submit under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) a proposal for inclusion in the Company’s proxy and proxy statement for the 2007 Annual Meeting of Shareholders currently scheduled to be held on May 3, 2007, must present such proposal in writing to the Company at 650 Fifth Avenue, New York, New York 10019-6108, Attention: Dale C. Fredston, Corporate Secretary, not later than the close of business on December 11, 2006. Under the Company’s Bylaws, any shareholder who desires to submit a proposal outside of the process provided by the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2007 Annual Meeting of Shareholders must provide timely notice thereof in the manner and form required by the Company’s Bylaws by March 4, 2007 (but not before February 2, 2007). If the date of the 2007 Annual Meeting should change, such deadlines would also change.
Other
      Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Board of Directors’ recommendations.
      The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by personal interview, telephone or telegram. The Company reimburses brokerage houses, custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $3,500, plus expenses, for these services.
      The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 2005 accompanies this Notice and Proxy Statement.
      The Company files with the Securities and Exchange Commission an annual report on Form 10-K. A copy of the report for the fiscal year ended December 31, 2005, including the financial statements and schedules thereto, will be furnished, without charge, to any shareholder sending a written request therefor to John W. Tietjen, Executive Vice President and Chief Financial Officer, Sterling Bancorp, 650 Fifth Avenue, New York, New York 10019-6108.

Sterling Bancorp
Dated: April 10, 2006

Annex A
STERLING BANCORP
KEY EXECUTIVE INCENTIVE BONUS PLAN
      I. Purpose
      The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.
      II. Definitions
      “Board” means the Board of Directors of the Company or the Executive Committee thereof.
      “Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles IV and V.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.
      “Company” means Sterling Bancorp and each of its subsidiaries.
      “Designated Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon the Participant’s death.
      “162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VII.
      “Participant” means any officer or key executive designated by the Committee to participate in the Plan.
      “Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, described as such objectives relate to Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which the Participant is employed:

(i)	average total loans;

(ii)	average deposits and customer repurchase agreements;

(iii)	net income;

(iv)	return on average assets; or

(v)	return on average equity.
Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.
      If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time performance goals are established as to a 162(m) Bonus Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.
      “Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company.
      “Plan” means the Sterling Bancorp Key Executive Incentive Bonus Plan.

III.	Eligibility
      Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.	Administration
      The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.
      Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article XVI. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.
      V. Bonus Awards
      The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.
      VI. Payment of Bonus Awards
      Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest.

      VII. 162(m) Bonus Awards
      Unless determined otherwise by the Committee, each Bonus Award, awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1. No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

2. A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

3. The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/ or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

4. No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

5. The maximum amount of a 162(m) Bonus Award is $2.0 million to a single Participant.
      VIII. Termination of Employment
      A Participant shall be eligible to receive payment of his or her Bonus Award earned during a Performance Period, so long as the Participant is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Bonus Award. In the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant.
      IX. Reorganization or Discontinuance
      The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.
      If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.
      X. Non-Alienation of Benefits
      A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.
      XI. No Claim or Right to Plan Participation
      No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.
      XII. Taxes
      The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

      XIII. Designation and Change of Beneficiary
      Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.
      XIV. Payments to Persons Other Than the Participant
      If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.
      XV. No Liability of Committee Members
      No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.
      XVI. Termination or Amendment of the Bonus Plan
      The Committee may amend, suspend or terminate the Bonus Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.
      XVII. Unfunded Plan
      Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
      The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
      XVIII. Governing Law
      The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.
      XIX. Effective Date
      The effective date of the Plan is March 8, 2001.

STERLING BANCORP
650 Fifth Avenue, New York, NY 10019-6108

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

1.	ELECTION OF DIRECTORS		FOR	WITHHOLD For
			All Nominees	All Nominees
			☐	☐
	01 Robert Abrams,	02 Joseph M. Adamko,
	03 Louis J. Cappelli,	04 Walter Feldesman
	05 Fernando Ferrer,	06 Allan F. Hershfield,
	07 Henry J. Humphreys,	08 Robert W. Lazar,
	09 John C. Millman,	10 Eugene Rossides.
To withhold authority to vote for any individual nominee(s) write that nominee’s name in the space provided.

		FOR	AGAINST	ABSTAIN

2.	Proposal to reapprove the Sterling Bancorp Key Executive Incentive Bonus Plan.	☐	☐	☐

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE MANNER DIRECTED HEREIN. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Signature	Signature	Date

Please mark, date, and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the business day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/stl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS
STERLING BANCORP
ANNUAL MEETING OF SHAREHOLDERS, TUESDAY, MAY 2, 2006
     The undersigned appoints Louis J. Cappelli, Allan F. Hershfield and Henry J. Humphreys, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on Tuesday, May 2, 2006, and all adjournments thereof, hereby revoking any proxy heretofore given.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Reminder Notice
STERLING BANCORP
650 Fifth Avenue
New York, New York 10019
To the Shareholders of Sterling Bancorp:
A Reminder
     Please complete the enclosed Proxy and return it in the postage paid envelope, or vote via the toll free telephone number or via the Internet, as instructed on the Proxy.
KINDLY ACT PROMPTLY — If you have already sent in your Proxy or voted by telephone or the Internet, please disregard this notice.